Exhibit 99.1

Westfield Financial, Inc. Reports Results for the Quarter Ended March 31, 2013, Declares Regular and Special Dividends and Announces 5% Repurchase Program

WESTFIELD, Mass.--(BUSINESS WIRE)--May 1, 2013--Westfield Financial, Inc. (the “Company”) (NasdaqGS:WFD), the holding company for Westfield Bank (the “Bank”), reported net income of $1.8 million, or $0.08 per diluted share, for the quarter ended March 31, 2013, compared to $1.6 million, or $0.07 per diluted share, for the quarter ended December 31, 2012, and $2.3 million, or $0.09 per diluted share, for the quarter ended March 31, 2012.

Selected financial highlights for the first quarter 2013 include:

  The net interest margin increased 12 bp to 2.59% for the quarter ended March 31, 2013, compared to 2.47% for the quarter ended December 31, 2012. Net interest and dividend income increased $76,000 to $7.7 million for the quarter ended March 31, 2013, compared to $7.6 million for the quarter ended December 31, 2012. The decrease in the cost of average interest-bearing liabilities was greater than the decrease in the yield on average interest-earning assets, primarily due to the prepayment of repurchase agreements in the first quarter 2013 and also late in the fourth quarter 2012.
  The Bank prepaid repurchase agreements in the amount of $9.0 million and incurred a prepayment expense of $1.4 million for the first quarter 2013. The repurchase agreements had a weighted average cost of 3.77%. The Bank previously announced that during the last week of December 2012, it prepaid repurchase agreements in the amount $28.0 million which had a weighted average cost of 3.06%. This resulted in a prepayment expense of $1.0 million incurred in the quarter ended December 31, 2012. The prepayments of repurchase agreements resulted in a decrease to the cost of funds and an increase to the net interest margin.
  During the first quarter 2013, total loans increased $1.4 million to $596.3 million. This was primarily due to an increase in residential loans of $4.2 million to $223.9 million and an increase in commercial and industrial loans of $181,000 to $126.2 million. Commercial real estate loans decreased $2.3 million to $243.5 million at March 31, 2013.
  The Company repurchased 941,080 shares of its common stock pursuant to its stock repurchase program for a total of $7.1 million, which equates to 4.1% of the outstanding shares as of December 31, 2012. The shares were repurchased at an average price of $7.52.
  The credit for loan losses was $235,000 for the first quarter 2013 as a result of continued improvement in the overall risk profile of the commercial loan portfolio. Classified loans that previously carried higher allowances showed considerable improvement, resulting in a lower allowance.

Income Statement Discussion and Analysis

Net interest and dividend income increased $76,000 to $7.7 million for the quarter ended March 31, 2013, compared to $7.6 million for the quarter ended December 31, 2012. The net interest margin increased 12 bp to 2.59% for the quarter ended March 31, 2013, compared to 2.47% for the quarter ended December 31, 2012. The cost of average interest-bearing liabilities decreased 14 basis points, which was partially offset by a decrease of 2 basis points in the yield on average interest-earning assets. The decrease in the cost of funds was primarily due to the prepayment of repurchase agreements in the first quarter 2013 and also late in the fourth quarter 2012.

Net interest and dividend income increased $253,000 to $7.7 million for the three months ended March 31, 2013, as compared to $7.4 million for the same period in 2012. The increase in income was primarily due to a 32 bp decrease in the cost of average interest-bearing liabilities and an increase of $21.6 million in average interest-earning assets, partially offset by a 20 bp decrease in the yield on average interest-earning assets.

Noninterest income decreased $402,000 for the first quarter 2013 compared to the fourth quarter 2012. The fourth quarter 2012 included fee income of $156,000 from a specific commercial loan transaction. In addition, fee income from the third-party mortgage company decreased $131,000 because of management’s decision to retain more residential loans on the balance sheet rather than refer them to the third-party mortgage company.

Net gains on sales of securities were $1.4 million for the first quarter 2013. Management sold mortgage-backed securities that were expected to prepay rapidly and decrease the expected yield. The Bank also prepaid repurchase agreements in the amount of $9.0 million and incurred a prepayment expense of $1.4 million.

Noninterest income decreased $1.6 million for the quarter ended March 31, 2013, compared to the same period in 2012. The 2013 period included a loss of $1.4 million on prepayment of repurchase agreements compared to none in the 2012 period. In addition, net gains on sales of securities were $1.4 million for the quarter ended March 31, 2013, compared to $1.6 million for the same period in 2012.

Noninterest expense decreased $237,000 to $6.5 million for the first quarter 2013, compared to $6.7 million for the fourth quarter 2012. Salaries and benefits decreased $130,000 to $3.8 million in the first quarter 2013 primarily due to the completion of vesting of certain stock-based compensation during the fourth quarter 2012. The fourth quarter 2012 also included $189,000 in other real estate owned (“OREO”) expense primarily due to the write down of an OREO property.

Noninterest expense decreased $335,000 for the quarter ended March 31, 2013, compared to the same period in 2012. This was primarily the result of a decrease in salaries and benefits of $469,000 primarily due to the completion of vesting of certain stock-based compensation in the fourth quarter 2012.

Balance Sheet Growth

Total assets were stable at $1.3 billion at March 31, 2013 and December 31, 2012. Securities decreased $4.4 million to $631.4 million at March 31, 2013, compared to $635.8 million at December 31, 2012.

During the first quarter 2013, total loans increased $1.4 million to $596.3 million. This was primarily due to an increase in residential loans of $4.2 million to $223.9 million and an increase in commercial and industrial loans of $181,000 to $126.2 million. Commercial real estate loans decreased $2.3 million to $243.5 million at March 31, 2013.

Total deposits increased $18.8 million to $772.2 million at March 31, 2013, compared to $753.4 million at December 31, 2012, primarily due to an increase in money market accounts of $19.2 million.

Shareholders’ equity was $179.0 million and $189.2 million, which represented 13.7% and 14.5% of total assets at March 31, 2013, and December 31, 2012, respectively. The decrease in shareholders’ equity during the quarter reflects the repurchase of 941,080 shares of our common stock at a cost of $7.1 million pursuant to the Company’s stock repurchase program, the payment of regular dividends amounting to $1.3 million and a decrease in other comprehensive income of $3.8 million due to the change in fair value of securities. This was partially offset by net income of $1.8 million for the quarter ended March 31, 2013.

On December 7, 2012, the Board of Directors authorized a stock repurchase program under which the Company may purchase up to 2,427,000 shares, or 10% of its outstanding common stock. There were 65,582 shares remaining to be purchased under the repurchase program as of March 31, 2013. These shares were repurchased in April 2013, thus completing the program.

Credit Quality

The allowance for loan losses was $7.6 million at March 31, 2013, and $7.8 million at December 31, 2012, representing 1.27% and 1.31% of total loans, respectively. This represents 255.8% and 259.0% of nonperforming loans at March 31, 2013, and December 31, 2012, respectively.

An analysis of the changes in the allowance for loan losses is as follows:

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
	(In thousands)

Balance, beginning of period	$7,794	$8,176	$7,764
Provision (credit)	(235)	-	220
Charge-offs	(154)	(399)	(199)
Recoveries	160	17	18
Balance, end of period	$7,565	$7,794	$7,803

During the first quarter 2013, nonperforming loans decreased $52,000 to $3.0 million, representing 0.50% of total loans at March 31, 2013. Loans delinquent 30 – 89 days were $1.9 million at March 31, 2013, and $1.2 million December 31, 2012. There are no loans 90 or more days past due and still accruing interest.

Declaration of Regular and Special Dividends

James C. Hagan, Chief Executive Officer stated, “The Board of Directors approved the declaration of a regular cash dividend of $0.06 per share and a special cash dividend of $0.05 per share. Both dividends are payable on May 29, 2013, to all shareholders of record on May 15, 2013.”

Announcement of 5% Stock Repurchase Program

Mr. Hagan also announced that the Company’s Board of Directors has authorized a stock repurchase program under which the Company may repurchase up to 1,092,000 shares, or 5% of its outstanding common stock as of April 30, 2013. The Company completed its previous stock repurchase program on April 5, 2013.

About Westfield Financial, Inc.

Westfield Financial, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Westfield Financial and its subsidiaries are headquartered in Westfield, Massachusetts and operates through 11 banking offices in Agawam, East Longmeadow, Feeding Hills, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank also recently announced plans to open a full service banking center with branch services, a 24 hour deposit imaging ATM, and a residential and commercial lender at the Granby Village Shops in Granby, Connecticut. This will be our first location outside of western Massachusetts.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, and in subsequent filings with the Securities and Exchange Commission. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

WESTFIELD FINANCIAL, INC. AND SUBSIDIARIES Consolidated Statements of Income and Other Data (Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
INTEREST AND DIVIDEND INCOME:
Loans	$6,271	$6,369	$6,381
Securities	4,057	4,228	4,312
Other investments - at cost	19	23	22
Federal funds sold, interest-bearing deposits and other short-term investments	2	6	-
Total interest and dividend income	10,349	10,626	10,715

INTEREST EXPENSE:
Deposits	1,387	1,478	1,637
Long-term debt	1,258	1,534	1,631
Short-term borrowings	34	20	30
Total interest expense	2,679	3,032	3,298

Net interest and dividend income	7,670	7,594	7,417

(CREDIT) PROVISION FOR LOAN LOSSES	(235)	-	220

Net interest and dividend income after (credit) provision for loan losses	7,905	7,594	7,197

NONINTEREST INCOME:
Service charges and fees	572	933	509
Income from bank-owned life insurance	385	387	384
Gain on bank-owned life insurance death benefit	-	-	75
Loss on prepayment of borrowings	(1,426)	(1,017)	-
Gain on sales of securities, net	1,427	1,051	1,585
Total noninterest income	958	1,354	2,553

NONINTEREST EXPENSE:
Salaries and employees benefits	3,808	3,938	4,277
Occupancy	705	703	705
Data processing	526	511	527
Professional fees	510	470	437
OREO expense	22	189	17
FDIC insurance	161	161	143
Other	783	774	738
Total noninterest expense	6,515	6,746	6,844

INCOME BEFORE INCOME TAXES	2,348	2,202	2,906

INCOME TAX PROVISION	566	648	567
NET INCOME	$1,782	$1,554	$2,339

Basic earnings per share	$0.08	$0.07	$0.09
Weighted average shares outstanding	21,102,021	23,041,733	25,449,759
Diluted earnings per share	$0.08	$0.07	$0.09
Weighted average diluted shares outstanding	21,102,075	23,041,733	25,502,311
Other Data:
Return on average assets (1)	0.56%	0.47%	0.74%
Return on average equity (1)	3.97%	3.09%	4.30%

(1) Three month results have been annualized.

WESTFIELD FINANCIAL, INC. AND SUBSIDIARIES Consolidated Balance Sheets and Other Data (Dollars in thousands, except per share data) (Unaudited)

	March 31,	December 31,	March 31,
	2013	2012	2012
Cash and cash equivalents	$19,183	$11,761	$17,204
Securities available for sale, at fair value	616,155	621,507	645,913
Federal Home Loan Bank of Boston and other restricted stock - at cost	15,242	14,269	12,243

Loans	596,264	594,918	558,373
Allowance for loan losses	7,565	7,794	7,803
Net loans	588,699	587,124	550,570

Bank-owned life insurance	46,607	46,222	44,153
Other real estate owned	-	964	1,130
Other assets	20,967	19,615	22,400
TOTAL ASSETS	$1,306,853	$1,301,462	$1,293,613

Total deposits	$772,196	$753,413	$748,630
Short-term borrowings	55,827	69,934	70,237
Long-term debt	289,600	278,861	248,275
Other liabilities	10,250	10,067	10,960
TOTAL LIABILITIES	1,127,873	1,112,275	1,078,102

TOTAL SHAREHOLDERS' EQUITY	178,980	189,187	215,511

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,306,853	$1,301,462	$1,293,613

Book value per share	$8.17	$8.28	$8.10

Other Data:
30- 89 day delinquent loans	$1,919	$1,162	$4,045
Nonperforming loans	2,957	3,009	2,759
Nonperforming loans as a percentage of total loans	0.50%	0.51%	0.49%
Nonperforming assets as a percentage of total assets	0.23%	0.31%	0.30%
Allowance for loan losses as a percentage of nonperforming loans	255.83%	259.02%	282.82%
Allowance for loan losses as a percentage of total loans	1.27%	1.31%	1.40%

The following tables sets forth the information relating to our average balance at, and net interest income for, the three months ended March 31, 2013, December 31, 2012 and March 31, 2012, and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	March 31, 2013			December 31, 2012
	Average		Avg Yield/	Average		Avg Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$590,290	$6,309	4.28%	$585,026	$6,408	4.38%
Securities(2)	613,288	4,202	2.74	642,554	4,396	2.74
Other investments - at cost	16,671	19	0.46	15,929	23	0.58
Short-term investments(3)	8,016	2	0.10	13,330	6	0.18
Total interest-earning assets	1,228,265	10,532	3.43	1,256,839	10,833	3.45
Total noninterest-earning assets	65,848			62,744

Total assets	$1,294,113			$1,319,583

LIABILITIES AND EQUITY:
Interest-bearing liabilities
NOW accounts	$50,195	37	0.29	$56,089	46	0.33
Savings accounts	91,770	37	0.16	92,432	38	0.16
Money market accounts	174,218	165	0.38	177,358	189	0.43
Time certificates of deposit	326,384	1,148	1.41	323,952	1,205	1.49
Total interest-bearing deposits	642,567	1,387		649,831	1,478
Short-term borrowings and long-term debt	346,382	1,292	1.49	345,033	1,554	1.80
Interest-bearing liabilities	988,949	2,679	1.08	994,864	3,032	1.22
Noninterest-bearing deposits	112,947			112,139
Other noninterest-bearing liabilities	10,050			12,732
Total noninterest-bearing liabilities	122,997			124,871

Total liabilities	1,111,946			1,119,735
Total equity	182,167			199,848
Total liabilities and equity	$1,294,113			$1,319,583
Less: Tax-equivalent adjustment(2)		(183)			(207)
Net interest and dividend income		$7,670			$7,594
Net interest rate spread(4)			2.35%			2.23%
Net interest margin(5)			2.59%			2.47%
Average interest-earning assets to average interest-bearing liabilities			124.20			126.33

(1) Loans, including non-accrual loans, are net of deferred loan origination costs and unadvanced funds.

(2) Securities, loan income and net interest income are presented on a tax-equivalent basis using a tax rate of 34%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the statements of income.

(3) Short-term investments include federal funds sold.

(4) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5) Net interest margin represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.

	Three Months Ended March 31,
	2013			2012
	Average		Avg Yield/	Average		Avg Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$ 590,290	$ 6,309	4.28%	$ 555,460	$ 6,420	4.62%
Securities(2)	613,288	4,202	2.74	622,854	4,497	2.89
Other investments - at cost	16,671	19	0.46	14,298	22	0.62
Short-term investments(3)	8,016	2	0.10	14,040	-	0.00
Total interest-earning assets	1,228,265	10,532	3.43	1,206,652	10,939	3.63
Total noninterest-earning assets	65,848			64,916

Total assets	$ 1,294,113			$ 1,271,568

LIABILITIES AND EQUITY:
Interest-bearing liabilities
NOW accounts	$ 50,195	37	0.29	$ 68,230	102	0.60
Savings accounts	91,770	37	0.16	97,957	65	0.27
Money market accounts	174,218	165	0.38	157,086	228	0.58
Time certificates of deposit	326,384	1,148	1.41	315,493	1,242	1.57
Total interest-bearing deposits	642,567	1,387		638,766	1,637
Short-term borrowings and long-term debt	346,382	1,292	1.49	305,014	1,661	2.18
Interest-bearing liabilities	988,949	2,679	1.08	943,780	3,298	1.40
Noninterest-bearing deposits	112,947			99,491
Other noninterest-bearing liabilities	10,050			10,317
Total noninterest-bearing liabilities	122,997			109,808

Total liabilities	1,111,946			1,053,588
Total equity	182,167			217,980
Total liabilities and equity	$ 1,294,113			$ 1,271,568
Less: Tax-equivalent adjustment(2)		(183)			(224)
Net interest and dividend income		$ 7,670			$ 7,417
Net interest rate spread(4)			2.35%			2.23%
Net interest margin(5)			2.59%			2.55%
Average interest-earning assets to average interest-bearing liabilities			124.20			127.85

(1) Loans, including non-accrual loans, are net of deferred loan origination costs and unadvanced funds.

(2) Securities, loan income and net interest income are presented on a tax-equivalent basis using a tax rate of 34%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the statements of income.

(3) Short-term investments include federal funds sold.

(4) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5) Net interest margin represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.

CONTACT:
Westfield Financial, Inc.
James C. Hagan, President & CEO, 413-568-1911
or
Leo R. Sagan, Jr., CFO, 413-568-1911